Exhibit 99.1
FOR IMMEDIATE RELEASE

TIB Financial Corp. Names Gilhooly CFO of Holding Company and Bank; Johnson to Assume New Responsibilities for Enhancing Treasury Function

NAPLES, Fla., Sept. 25 -- TIB Financial Corp. (Nasdaq: TIBB) today announced Stephen J. Gilhooly, who joined the company in April as Executive Vice President, Holding Company and Bank Treasurer, has assumed additional responsibilities as chief financial officer of both the holding company and its principal subsidiary TIB Bank.

David P. Johnson, Executive Vice President, who has been serving as chief financial officer of the holding company and the bank since 1999, will continue as Executive Vice President and Treasurer of TIB Bank and assume new responsibilities for enhancing the overall company's treasury operations, and to develop forward strategies to meet liquidity and funding needs associated with TIB's ongoing rapid growth.

"The dynamics of our substantial organic growth, plus a variety of new opportunities to pursue prospective partnerships with other organizations, have clearly mandated that TIB take a proactive, forward-looking approach to funding our continuing expansion," said Edward V. Lett, Chief Executive Officer and President. "We are very fortunate to have been able to assemble the combined depth of talent that Steve Gilhooly brings into the company and Dave Johnson has delivered during his 19-year career with TIB."

Mr. Johnson has been Executive Vice President and Chief Financial Officer of the Bank since 2002 and from July 1999 to March 2002, he was Senior Vice President and Chief Financial Officer. From 1996 through July 1999, Mr. Johnson was Vice President, Controller and Investment Officer of the Bank. Prior to 1996, Mr. Johnson served as Assistant Vice President, Controller and Investment Officer of the Bank. Johnson joined TIB Bank in 1987 as an Assistant Cashier. He was promoted to Controller in 1988, and then to Vice President and Controller in 1996. He is a graduate of the University of Illinois with a Bachelor of Science degree in Accountancy. He received a Master of Science degree in Finance from Florida International University in Miami, Florida.

Mr. Gilhooly joined TIB Financial Corp. after working for the past 15 years for Advest, Inc., in New York, as Director of Investment Banking in the company's Financial Institutions Group. At Advest, he was involved in over 20 merger and acquisition transactions, the acquisition by clients of over $1 billion of bank branches and deposits, and in over 50 public offerings of equity and debt securities as lead or co-manager. Previously, he was Executive Vice President and Chief Financial Officer of New Hampshire Savings Bank Corp. based in Concord, New Hampshire from 1985 through 1989. He began his career in 1974 with Price Waterhouse in Boston and is a CPA. He earned his B.S. degree in Economics and a M.S. degree in Accounting from the Wharton School of the University of Pennsylvania.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services holding company with approximately $1.23 billion in total assets and 16 banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers. The company's stock is traded on The NASDAQ Stock Market under the symbol TIBB.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President, at (239)263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239)659-5876.

Except for historical information contained herein, this news release contains comments or information that constitutes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties. Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.